Exhibit 3.1
EIGHTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
PUBMATlC, INC.
PubMatic, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
A.The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on November 13, 2006 under the name of “Komli, Inc.”
B.This Eighth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.
C.The text of the Certificate of Incorporation is amended and restated to read as set forth in EXHIBIT A attached hereto.
IN WITNESS WHEREOF, PubMatic, Inc. has caused this Eighth Amended and Restated Certificate of Incorporation to be signed by Rajeev Goel, a duly authorized officer of the Corporation, on October 1, 2020.

/s/ Rajeev Goel
Rajeev Goel
Chief Executive Officer

EXHIBIT A
ARTICLE I
The name of the Corporation is PubMatic, Inc.
ARTICLE II
The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE III
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is National Registered Agents, Inc.
ARTICLE IV
The total number of shares of stock that the Corporation shall have authority to issue is Ninety-Four Million (94,000,000), consisting of Sixty Million (60,000,000) shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”), and Thirty-Four Million (34,000,000) shares of authorized Preferred Stock, $0.0001 par value per share (“Preferred Stock”). The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Six Million Nine Hundred Seventy-Three Thousand Fifty-Five (6,973,055) shares. The second Series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Six Million Six Hundred Fourteen Thousand Four Hundred Thirty-Two (6,614,432) shares. The third Series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Nine Million Three Hundred Seventy-Six Thousand Two Hundred Thirty-Three (9,376,233) shares. The fourth Series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Eight Million (8,000,000) shares. The fifth Series of Preferred Stock shares shall be designated “Series D Prime Preferred Stock” and shall consist of Three Million (3,000,000) shares. The Series D Preferred Stock and the Series D Prime Preferred Stock are sometimes referred to herein as the “Series D Series.”
ARTICLE V
The terms and provisions of the Common Stock and Preferred Stock are as follows:
1.Definitions. For purposes of this ARTICLE V, the following definitions shall apply:
(a)“Conversion Price” shall mean $0.6401 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.5488 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.7999 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $4.0738 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and $4.8217 per share for the Series D prime Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth herein).
(b)“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.
(c)“Corporation” shall mean PubMatic, Inc.
(d)“Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation or its subsidiaries for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such persons for such shares upon termination of their employment or services pursuant to agreements providing for the right of said repurchase approved by the Board of Directors, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries at a price not greater than the amount paid by such persons for such shares pursuant to rights of first refusal contained in agreements providing for such right approved by the Board of Directors, (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder approved by the Board of Directors, including two of the Preferred Directors (as defined below), or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common Stock and Preferred Stock of the Corporation voting as separate classes.
(e)“Dividend Rate” shall mean an annual rate of $0.0609 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.0329 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.04799 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.3259 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and $0.3857 per share for the Series D Prime Preferred Stock (subject to adjustment from time to time for Recapitalizations and as set forth elsewhere herein).
(f)“Liquidation Preference” shall mean $1.0146 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.5488 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.7999 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $4.0738 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and $4.8217 per share for the Series D Prime Preferred Stock (subject to adjustment from time to time for Recapitalizations and as set forth elsewhere herein).
(g)“Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h)“Original Conversion Price” shall mean $0.6401 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.5488 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.7999 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $4.0738 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and $4.8217 per share for the Series D prime Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth herein).
(i)“Original Issue Date” shall mean the date on which the first shares of Series D Preferred Stock were issued by the Corporation.
(j)“Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series D Prime Preferred Stock.
(k)“Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.
(l)“Requisite Majority” shall mean three of the four largest holders of the Corporation’s outstanding Preferred Stock on an as converted to Common Stock basis (aggregating for purposes of calculating such four largest holders any shares held by affiliated entities (including, without limitation, affiliated venture capital funds)).
2.Dividends.
(a)Preferred Stock. In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until dividends on the Preferred Stock have been declared in accordance with the preferences stated herein and all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock because dividends on said shares are not declared or paid. Payment of any dividends to the holders of Preferred Stock shall be on a pro rata, pari passu basis in proportion to the Dividend Rates for each series of Preferred Stock.
(b)Additional Dividends. After the payment or setting aside for payment of the dividends described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then-effective Conversion Rate (as defined below).
(c)Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.
(d)Consent to Certain Distributions. To the extent one or more sections of any other state corporations code setting forth minimum requirements for the Corporation’s retained earnings and/or net assets are applicable to the Corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.
(e)Waiver of Dividends. Any dividend preference of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series (voting together as a separate series, provided the Series D Preferred Stock and the Series D Prime Preferred Stock shall vote together as a single class and series, and on an as converted to Common Stock basis).
3.Liquidation Rights. In the event of any Liquidation Event (as defined below), whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:
(a)Liquidation Preference of Series D Series. The holders of each share of Series D Preferred Stock and Series D Prime Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and, prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any of Available Funds and Assets on any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Common Stock, an amount per share equal to Liquidation Preference for each share of Series D Preferred Stock and Series D Prime Preferred Stock, as applicable, plus all declared but unpaid dividends thereon. If upon a Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to such holders of the Series D Preferred Stock and Series D Prime Preferred Stock of their full preferential amounts specified in this subsection, then the entire Available Funds and Assets shall be distributed ratably among the holders of the then outstanding Series D Preferred Stock and Series D Prime Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts would be owed to such holders under this subsection in respect of such shares held by them were payable in full.

(b)Liquidation Preference of Series C Preferred Stock. After the payment or setting aside for payment to the holders of Series D Series of the full amounts specified in Section 3(a) above, the holders of each share of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and, prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any of Available Funds and Assets on any shares of Series A Preferred Stock, Series B Preferred Stock or Common Stock, an amount per share equal to Liquidation Preference for each share of Series C Preferred Stock, plus all declared but unpaid dividends thereon. After the payment or setting aside for payment to the holders of Series D Series of the full amounts specified in Section 3(a) above, if upon a Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to such holders of the Series C Preferred Stock of their full preferential amounts specified in this subsection, then the entire Available Funds and Assets shall be distributed ratably among the holders of the then outstanding Series C Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts would be owed to such holders under this subsection in respect of such shares held by them were payable in full.
(c)Liquidation Preference of Series B Preferred Stock. After the payment or setting aside for payment to the holders of Series D Series and Series C Preferred Stock of the full amounts specified in Sections 3(a) and 3(b) above, respectively, the holders of each share of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and, prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any of Available Funds and Assets on any shares of Series A Preferred Stock or Common Stock, an amount per share equal to Liquidation Preference for each share of Series B Preferred Stock, plus all declared but unpaid dividends thereon. After the payment or setting aside for payment to the holders of Series D Series and Series C Preferred Stock of the full amounts specified in Sections 3(a) and 3(b) above, respectively, if upon a Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to such holders of the Series B Preferred Stock of their full preferential amounts specified in this subsection, then the entire Available Funds and Assets shall be distributed ratably among the holders of the then outstanding Series B Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts would be owed to such holders under this subsection in respect of such shares held by them were payable in full.
(d)Liquidation Preference of Series A Preferred Stock. After the payment or setting aside for payment to the holders of Series D Series, Series C Preferred Stock and Series B Preferred Stock of the full amounts specified in Sections 3(a), 3(b) and 3(c), respectively, above, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and, prior and in preference to any payment or distribution (or any setting a part of any payment or distribution) of any of Available Funds and Assets on any shares of Common Stock, an amount per share equal to Liquidation Preference for each share of Series A Preferred Stock, plus all declared but unpaid dividends thereon. After the payment or setting aside for payment to the holders of Series D Series, Series C Preferred Stock and Series B Preferred Stock of the full amounts specified in Sections 3(a), 3(b) and 3(c), respectively, if upon a Liquidation Event the Available Funds and Assets shall be insufficient to permit the payment to such holders of the Series A Preferred Stock of their full preferential amounts specified in this subsection, then the entire Available Funds and Assets shall be distributed ratably among the holders of the then outstanding Series A Preferred Stock in proportion to the respective amounts that would be payable if the total preferential amounts would be owed to such holders under this subsection in respect of such shares held by them were payable in full.
(e)Remaining Assets; Participation of the Series D Series. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Sections 3(a), 3(b), 3(c) and 3(d) above, the entire remaining Available Funds and Assets shall be distributed with equal priority and pro rata to holders of the Common and the Series D Series of the Corporation in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series D Preferred Stock and Series D Prime Preferred Stock were converted to Common Stock at the then-effective Conversion Rate (as defined below) until the holders of Series D Preferred Stock and Series D Prime Preferred Stock, as applicable, have received an aggregate amount per share (including amounts paid pursuant to Section 3(a)) equal to two and one half times the Liquidation Preference for the Series D Preferred Stock and the Series D Prime Preferred Stock, as applicable. Thereafter, any remaining Available Funds and Assets shall be distributed pro rata to holders of the Common Stock.
(f)Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.
(g)Reorganization. For purposes of this Section 3, a “Liquidation Event” shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for primarily capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a Liquidation Event pursuant to clause (i) or (ii) of the preceding sentence may be waived by (A) with respect to the Preferred Stock (other than the Series D Preferred Stock and the and Series D Prime Preferred Stock) the consent or vote of at least a majority of the outstanding Preferred Stock (other than the Series D Preferred Stock and Series D Prime Preferred Stock) (voting together as a single class on an as-converted to Common

Stock basis) and (B) with respect to the Series D Preferred Stock and Series D Prime Preferred Stock, the consent or vote of at least a majority of the outstanding Series D Preferred Stock and Series D Prime Preferred Stock (voting as a single class and series, and on an as converted to Common Stock basis).
(h)Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:
(i)If the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) trading day period ending three (3) trading days prior to the Distribution;
(ii)If the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the thirty (30) trading day period ending three (3) trading days prior to the Distribution.
In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.
For the purposes of this subsection, “trading day” shall mean any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or NASDAQ Stock Market, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.
(i)Allocation of Contingent Consideration. In the event of a deemed Liquidation Event pursuant to subsection 3(g), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement with respect to such deemed Liquidation Event shall provide that the portion of such consideration that is placed in escrow and/or subject to any contingencies (the “Contingent Consideration”) shall be allocated among the holders of capital stock of this corporation in accordance with subsections 3(a) through 3(e) as if all of consideration ultimately payable in the transaction, including the Contingent Consideration, is paid without restrictions at the time of closing the deemed Liquidation Event (so that the Contingent Consideration shall be allocated among the holders of capital stock of the Corporation pro rata based on the amount of such consideration otherwise payable to each stockholder pursuant to this Section 3).

4.Conversion. The holders of the Preferred Stock shall have conversion rights as follows:
(a)Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Conversion Price for the relevant series by the Conversion Price as adjusted through the date of conversion for such series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each such series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.
(b)Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (subject to Section 4(h) below) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that (x) the aggregate gross proceeds to the Corporation and/or its stockholders are not less than $50,000,000 and (y) the shares of the Company’s Common Stock are listed on the Bombay Stock Exchange, the NASDAQ Stock Market or a similar public stock exchange (a “Qualified IPO”). Each share of Preferred Stock, other than the Series D Preferred Stock and Series D Prime Preferred Stock, shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Preferred Stock then outstanding, other than the Series D Preferred Stock and Series D Prime Preferred Stock (voting together as a separate class and on an as-converted to Common Stock basis). Each share of Series D Preferred Stock and Series D Prime Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share upon the receipt by the Corporation of a written request for such conversion from the holders of at least a majority of the Series D Preferred Stock and Series D prime Preferred Stock then outstanding (voting together as a single class and series, and on an as converted to Common Stock basis). Each of the conversion events referred to in this Section 4(b) an “Automatic Conversion Event”.
(c)Mechanics of Conversion.
(i)No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For such purpose, all shares of Preferred Stock then being converted by such holder of Preferred Stock and all shares of Common Stock issuable upon conversion thereof shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred

Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, the holder shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that the holder elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.
(ii)The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.
(d)Adjustments to Conversion Price for Diluting Issues.
(i)Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Subsection

4(d)(iii), deemed to be issued) by the Corporation after the filing of this Eighth Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:
(1)shares of Common Stock and options, warrants or other rights to purchase Common Stock issued or issuable to employees, officers or directors of, or consultant or advisors to the Corporation or any subsidiary pursuant to stock grants, restricted stock purchase agreements, option plans, purchase plans, incentive programs or similar arrangements agreed to by the Board of Directors, including two of the Preferred Directors (as defined below);
(2)shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of the filing of this Eighth Amended and Restated Certificate of Incorporation;
(3)shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;
(4)shares of Common Stock issued in a firm commitment underwritten registered public offering under the Securities Act;
(5)shares of Common Stock issued or issuable pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Board of Directors, including two of the Preferred Directors (as defined below);
(6)shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors, including two of the Preferred Directors (as defined below);
(7)shares of Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement dated on January 28, 2009;
(8)shares of Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated on or about March 30, 2010;
(9)shares of Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement dated on or about May 21, 2012;
(10)shares of Series D Prime Preferred Stock issued pursuant to the Series D Prime Preferred Stock Purchase Agreement dated on or about June 18, 2013;
(11)shares of Common Stock issued upon conversion of Preferred Stock (including as a result of an adjustment to the Series D IPO Conversion Ratio and/or the Series D Prime IPO Conversion Ratio pursuant to Subsection 4(h));
(12)share of Common Stock issued in a Qualified IPO; and

(13)Company securities as to which the holders of (i) with respect to the Preferred Stock (other than the Series D Preferred Stock and Series D Prime Preferred Stock) at least a majority of the Preferred Stock (other than the Series D Preferred Stock and Series D Prime Preferred Stock) then outstanding (voting together as a single class on an as-converted to Common Stock basis) shall have agreed in writing do not constitute “Additional Shares of Common” with respect to the Preferred Stock (other than the Series D Preferred Stock and Series D Prime Preferred Stock) and (ii) with respect to the Series D Preferred Stock and Series D Prime Preferred Stock, a majority of the outstanding Series D Preferred Stock and Series D Prime Preferred Stock (voting together as a single class and series, and on an as converted to Common Stock basis) shall have agreed in writing do not constitute “Additional Shares of Common” with respect to the Series D Preferred Stock and the Series D Prime Preferred Stock.
(ii)No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such series of Preferred Stock. In addition, if Additional Shares of Common are issued upon conversion of the Series D Preferred Stock and/or Series D Prime Preferred Stock in connection with a Qualified IPO as a result of an adjustment to the Series D IPO Conversion Ratio and/or the Series D Prime IPO Conversion Ratio pursuant to Subsection 4(h), then no adjustment to the Conversion Price shall be made pursuant to this Subsection 4(d).
(iii)Deemed Issue of Additional Shares of Common. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of Options for Convertible Securities, the exercise of such Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:
(1)no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such Options or conversion or exchange of such Convertible Securities;
(2)if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of such Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g) hereof), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);
(3)no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;
(4)upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of each Series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:
(a)in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and
(b)in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v) upon the issue of the Convertible Securities with respect to which such Options were actually exercised); and
(5)if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(d)(iii) as of the actual date of their issuance.
(iv)Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to such issue, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.
(v)Determination of Consideration. For purposes of this subsection 4(d), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:
(1)Cash and Property. Such consideration shall:
(a)insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;
(b)insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
(c)in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.
(2)Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(d)(iii) shall be determined by dividing:
(x)the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by
(y)the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
(e)Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased, but the Original Conversion Price shall remain the same. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased, but the Original Conversion Price shall remain the same.
(f)Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Conversion Price, Original Conversion Price, and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Conversion Price, Original Conversion Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.
(g)Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h)Special IPO Adjustment to Conversion Price.
(i)Series D Preferred Stock. In connection with the Qualified IPO, if the price per share of Common Stock sold to the public in the Qualified IPO as set forth on the cover of the Corporation’s final prospectus for the Qualified IPO (prior to underwriting discounts and expenses) (the “IPO Price”) is less than an amount equal to (x) 2.5 times (y) the Conversion Price for the Series D Preferred Stock (the “Series D IPO Threshold”), then notwithstanding the Conversion Price of the Series D Preferred Stock, the number of shares of Common Stock to be received upon conversion of each share of Series D Preferred Stock in connection with the Qualified IPO shall be adjusted to equal the quotient of (A) the Series D IPO Threshold, divided by (B) the IPO Price (the “Series D IPO Conversion Ratio”); provided, however, that if the IPO Price is less than an amount equal to (i) 1.5 times (ii) the Conversion Price for the Series D Preferred Stock (the “Series D IPO Floor”), then the IPO Price for purposes of clause (B) will equal the Series D IPO Floor. If there is an adjustment to the Series D IPO Conversion Ratio under this provision, then such adjustment shall occur as of immediately prior to the effectiveness of the Qualified IPO; provided, however, that the Series D IPO Conversion Ratio shall not be effected if (and to the extent) a valid “Company Election” has been made pursuant to the terms of Section 2.14 of the Corporation’s Sixth Amended and Restated Investors’ Rights Agreement. Any amendment or waiver of this Subsection 4(h)(i) shall require only the vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock (voting exclusively and as a separate class).
(ii)Series D Prime Preferred Stock. In connection with the Qualified IPO, if the IPO Price is less than an amount equal to (x) 2.5 times (y) the Conversion Price for the Series D Prime Preferred Stock (the “Series D Prime IPO Threshold”), then notwithstanding the Conversion Price of the Series D Prime Preferred Stock, the number of shares of Common Stock to be received upon conversion of each share of Series D Prime Preferred Stock in connection with the Qualified IPO shall be adjusted to equal the quotient of (A) the Series D Prime IPO Threshold, divided by (B) the IPO Price (the “Series D Prime IPO Conversion Ratio”); provided, however, that if the IPO Price is less than an amount equal to (i) 1.5 times (ii) the Conversion Price for the Series D Prime Preferred Stock (the “Series D Prime IPO Floor”), then the IPO Price for purposes of clause (B) will equal the Series D Prime IPO Floor. If there is an adjustment to the Series D Prime IPO Conversion Ratio under this provision, then such adjustment shall occur as of immediately prior to the effectiveness of the Qualified IPO; provided, however, that the Series D Prime IPO Conversion Ratio shall not be effected if (and to the extent) a valid “Company Election” has been made pursuant to the terms of Section 2.14 of the Corporation’s Sixth Amended and Restated Investors’ Rights Agreement. Any amendment or waiver of this Subsection 4(h)(ii) shall require only the vote or written consent of the holders of a majority of the then outstanding shares of Series D Prime Preferred Stock (voting exclusively and as a separate class).
(i)Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.
(j)Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.
(k)Notices of Record Date. In the event that this Corporation shall propose at any time:
(i)to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;
(ii)to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or
(iii)to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a Liquidation Event pursuant to Section 3;
then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock at least seven (7) days prior written notice of the date on which a record shall be taken tor such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.
Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.
The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of (a) the holders of a majority of the Preferred Stock (other than the Series D Preferred Stock and Series D Prime Preferred Stock), voting as a single class and on an as-converted to Common Stock basis and (b) the holders of a majority of the Series D Preferred Stock and Series D Prime Preferred Stock, voting together as a single class and series and on an as-converted to Common Stock basis.
(l)Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
5.Voting.
(a)Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.
(b)No Series Voting. Other than as provided herein or required by law, there shall be no series voting.
(c)Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise expressly provided herein or as required by law, the holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.
(d)Election of Directors. The holders of Series D Preferred Stock, voting as a separate class, shall be entitled to elect one member (the “Series D Preferred Director”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting as a separate class on an as converted to Common Stock basis, shall be entitled to elect two members (the “Series A/B/C Preferred Directors” and together with the Series D Preferred Director, the “Preferred Directors”) of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, shall be entitled to elect two members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of a majority of the Common Stock and the holders of a majority of the Preferred Stock, voting together as a single class on an as converted to Common Stock basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.
(e)Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(f)Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.
6.Amendments and Changes Requiring Stockholder Approval.
(a)As long as at least 5,000,000 shares (as adjusted for Recapitalizations as set forth elsewhere herein) of the Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of Preferred Stock representing a Requisite Majority:
(i)alter or change the rights, preferences or privileges of the Preferred Stock so as to adversely affect such shares;
(ii)increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of the Preferred Stock or Common Stock or designated shares of any series of Preferred Stock;
(iii)create, authorize, issue, or obligate itself to create, authorize or issue, any securities of the Company having rights, preferences or privileges senior to, or pari passu with, any of the rights, preferences or privileges of the Preferred Stock;
(iv)effect an acquisition, merger, recapitalization or Liquidation Event with respect to the Corporation;
(v)authorize the payment of any dividends or the redemption or repurchase of any securities except for purchases at cost upon termination of service or the exercise by the Corporation of contractual rights of first refusal over such securities;
(vi)change the authorized number of directors;
(vii)amend the Certificate of Incorporation or Bylaws of the Corporation such as to detrimentally affect the rights, preferences or privileges of the holders of the Preferred Stock;
(viii)take any action that results in the Corporation incurring more than $5,000,000 of indebtedness, or guaranteeing the indebtedness of another in excess of such amount;
(ix)cause or effect any material change in the basic nature of its principal business activities; or
(x)allow any subsidiary of the Corporation to take any of the actions listed in this Section 6(a).
(b)As long as at least 1,500,000 shares (as adjusted for Recapitalizations as set forth elsewhere herein) of the Series D Preferred Stock and the Series D Prime Preferred Stock shall be issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the approval (by vote or written consent as provided by law) of the holders of a majority of the outstanding Series D Preferred Stock and

Series D Prime Preferred Stock (voting together as a single class and series, and on an as-converted to Common Stock basis):
(i)effect a Liquidation Event in which the per share proceeds distributed at the closing of such acquisition, merger, recapitalization or Liquidation Event to each share of Series D Preferred Stock or Series D Prime Preferred Stock, as applicable, is less than two times the Liquidation Preference for the Series D Preferred Stock or the Series D Prime Preferred Stock, as applicable (as adjusted for Recapitalizations as set forth elsewhere herein);
(ii)redeem or repurchase any Common Stock or Preferred Stock except for purchases at cost upon termination of service or exercise by the Corporation of contractual rights of first refusal over such securities; or
(iii)(A) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation in a manner that would adversely affect the rights, preferences or privileges of the Series D Preferred Stock or the Series D Prime Preferred Stock (including, but not limited to, the amendment or waiver of the protective provisions set forth in this Section 6(b) and/or the amendment or waiver of the separate series vote of the Series D Preferred Stock and the Series D Prime Preferred Stock on automatic conversion set forth in Section 4(b)), or (B) take any action that would materially and adversely affect, the rights, preferences or privileges of the Series D Preferred Stock or the Series D Prime Preferred Stock in a manner differently from that of other series of Preferred Stock (including, in either subsections (iii)(A) or (iii)(B) above, without limitation, by converting, reclassifying, cancelling or effecting an exchange of the shares of Series D Preferred Stock or Series D Prime Preferred Stock or otherwise); provided however, for avoidance of doubt, that neither (i) the authorization or issuance of New Preferred (as defined below), or (ii) a Liquidation Event in which the proceeds are paid in accordance with Section 3 and approval is obtained in accordance with 6(b)(i) above, if required, shall in and of themselves be deemed for purposes of this Section 6(b)(iii) to be an amendment, alteration, repeal or an action that adversely affects the rights, preferences or privileges of the Series D Preferred Stock or the Series D Prime Preferred Stock for purposes of either subsections (iii)(A) or (iii)(B) above. “New Preferred” shall mean any equity security (including any other security convertible into or exercisable for any such equity security) having any designation, preferences, rights, powers and/or relative, participating, optional or other special rights of, or restrictions provided for the benefit of, senior to, or pari passu with, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and/or Series D Prime Preferred Stock authorized or issued in connection with a transaction or series of related transactions consummated primarily for bona fide capital raising purposes.
7.Reissuance of Preferred Stock. In the event that any shares of Preferred Stock shall be converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted or repurchased shall be cancelled and shall not be issuable by this Corporation.
8.Redemption. The Preferred Stock shall not be redeemable at the option of the holders thereof.

9.Notices. Any notice required by the provisions of this Article V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.
ARTICLE VI
The Corporation is to have perpetual existence.
ARTICLE VII
Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE VIII
Unless otherwise set forth herein, the number of directors which constitute the Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.
ARTICLE IX
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.
ARTICLE X
1.To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
2.The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
3.Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE XI
To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than opportunities presented to those officers, directors or stockholders who are employees of the Corporation; provided, however, that such officer, director or stockholder acts in good faith. Nothing herein express or implied shall be deemed to relieve or excuse any director of their duty of loyalty to the Corporation or of any other fiduciary obligations owed to the Corporation by such director. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
ARTICLE XII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE XIII
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.